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                                                                       Exhibit 7

         SIDE LETTER AGREEMENT, (this "Agreement"), dated as of February 28, 1997 by and between MEHL/Biophile International Corporation, a Delaware corporation, with headquarters located at 4217 N.W. 27th Lane, Gainesville, Florida 32606 (the "Company"), and GFL Performance Fund Ltd., a corporation organized under the laws of the British Virgin Islands ("GFL").

         WHEREAS, pursuant to that certain Securities Purchase Agreement among the Company, Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd. (the "Securities Purchase Agreement"), the Company has agreed to amend its Articles of Incorporation to change the Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series C, as further described in the Securities Purchase Agreement; and

         WHEREAS, the execution by GFL of this Agreement is a material inducement to the Company to such agreement.

         NOW, THEREFORE, the Company and GFL hereby agree as follows:

         1. Holdback Agreement. GFL agrees not to effect any sale or transfer of any Common Stock issued upon conversion of the Company's 5% Cumulative Convertible Preferred Stock Series C, $10 par value per share (the "Series C Common Shares"), for a one year period commencing on the Closing Date, other than sales or transfers to "affiliates," as that term is defined under the 1934 Act, who agree in writing to be bound by the foregoing; provided, however, that notwithstanding the foregoing, GFL and such affiliates shall have the right to pledge any or all of the Series C Common Shares in connection with margin transactions, provided such Series C Common Shares are not used to satisfy margin calls. In consideration of this Agreement, the Company agrees to provide in the Amended and Restated Certificate of Incorporation, that the Conversion Price for the Company's 5% Cumulative Convertible Preferred Stock Series C, $10 par value per share, shall be $3.00.

         2. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

         3. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

         4. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

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         5. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

         6. Entire Agreement: Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor GFL makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

         7. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by telefacsimile, in each case addressed to a party. The addresses for such communications shall be:

         If to the Company:

             4127 N.W. 27th Lane
             Gainesville, FL 32606
             Attention: Thomas L. Mehl, Sr.

             With copy to:

             Marks & Murase, L.L.P.
             399 Park Avenue
             New York, NY 10022
             Telephone: (212) 318-7721
             Telecopy: (212) 752-5378
             Attention: Alan J. Bernstein, Esq.

         If to GFL:

             Kaya Flamboyan 9
             P.O. Box 812
             Curacao, Netherlands Antilles

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             With copy to:

             Rosenman & Colin, LLP
             575 Madison Avenue
             New York, NY 10022
             Telephone: (212) 940-7003

             Telecopy: (212) 940-8545
             Attention: Richard H. Fortmann, Esq.

Each party shall provide notice to the other party of any change in address.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor GFL shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought). Notwithstanding the foregoing, GFL may assign its rights hereunder to any of its "affiliates," as that term is defined under the 1934 Act, without the consent of the Company, provided, however, that any such assignment shall not release GFL of its obligations hereunder unless such obligations are assumed by such affiliate and the Company has consented to such assignment and assumption, such consent not to be unreasonably withheld.

         9. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than Clearwater IV and/or Clearwater Offshore, as defined in the Securities Purchase Agreement.

         10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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         IN WITNESS WHEREOF, GFL and the Company have caused this Side Letter
Agreement to be duly executed as of the date first written above.

                                         MEHL/BIOPHILE INTERNATIONAL CORPORATION

                                         By: /s/
                                            -----------------------
                                         Name:
                                         Its:

                                         GFL PERFORMANCE FUND LTD.

                                         By: /s/
                                            -----------------------
                                         Name:
                                         Its:

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